Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

TEMPUR SEALY INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	10,000,000(2)	$27.31	$273,100,000	$92.70 per $1,000,000	$25,317
Total Offering Amounts					$273,100,000		$25,317
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$25,317

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.
(2)	Consists of an additional 10,000,000 shares of Common Stock that may become issuable under the Plan pursuant to the terms of the Plan.
(3)	Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices of the Registrant’s common stock as reported on the NYSE on May [2], 2022, which date is within five business days prior to filing this Registration Statement.